EXHIBIT 2.1

AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

BY AND AMONG

FLIR SYSTEMS, INC.,

INDIGO SYSTEMS CORPORATION,

FIJI SUB, INC.

AND

WILLIAM PARRISH, AS SHAREHOLDERS’ AGENT

OCTOBER 21, 2003

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EXHIBITS

Exhibit A	-	Form of Agreement of Merger

Exhibit B	-	Form of Shareholder Agreement

Exhibit C-1	-	Form of FIRPTA Certificate

Exhibit C-2	-	Form of IRS Notice

Exhibit D	-	Form of Escrow Agreement

Exhibit E	-	Form of Parent Counsel Legal Opinion

Exhibit F	-	Form of Company Counsel Legal Opinion

Exhibit G	-	Form of Noncompetition Agreement

Exhibit H	-	Form of Lease Amendment

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of October 21, 2003, is made by and among FLIR Systems, Inc., an Oregon corporation (“Parent”), Fiji Sub, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Indigo Systems Corporation, a California corporation (the “Company”) and, only with respect to Sections 8.4 through 8.10 and Section 9.2, William Parrish, as Shareholders’ Agent (the “Shareholders’ Agent”).

RECITALS

WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its shareholders to consummate, the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company, having carefully considered the long-term prospects and interests of the Company and its shareholders, has approved the transactions contemplated hereby and has resolved to recommend to its shareholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company, and the sole stockholder of Merger Sub have approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the California General Corporation Law (“California Law”); and

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger

At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement, the form of Agreement of Merger attached hereto as Exhibit A (the “Agreement of Merger”) and the applicable provisions of the California Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2. Closing

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. California time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI of this Agreement (the “Closing Date”), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3. Effective Time

Upon the terms and subject to the conditions set forth in Article VI of this Agreement, the parties hereto shall file the Agreement of Merger together at the Closing with the related officers’ certificates required by Section 1103 of California Law, with the Secretary of State of the State of California, whereupon Merger Sub shall be merged with and into the Company pursuant to Sections 1100 et seq. of California Law. The parties hereto shall make all other filings, recordings or publications required by California Law in connection with the Merger. The Merger shall become effective at the time specified in the Agreement of Merger which specified time shall be a time on the Closing Date (the time at which the Merger becomes effective being the “Effective Time”).

Section 1.4. Effect of the Merger

The Merger shall have the effects set forth in Section 1107 of California Law.

Section 1.5. Articles of Incorporation; Bylaws

(a) Immediately after the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Merger Sub as of immediately prior to the Effective Time, and such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such articles of incorporation of the Surviving Corporation.

(b) Immediately after the Effective Time, the bylaws of Surviving Corporation shall be the bylaws of Merger Sub as of immediately prior to the Effective Time, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws of the Surviving Corporation.

Section 1.6. Directors; Officers

(a) The directors of the Company immediately prior to the Effective Time shall resign as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(b) The officers of the Company immediately prior to the Effective Time shall resign as of the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 1.7. Merger Consideration; Effect on Capital Stock

(a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each outstanding share of Company Common Stock (other than shares, if any, which are Dissenting Shares), shall, upon the terms and subject to the conditions set forth in this Agreement, be canceled and extinguished and automatically exchanged for that amount of cash equal to the quotient obtained by dividing (x) the sum of (i) $190,000,000, plus (ii) the aggregate exercise price of all outstanding Company Options and Company Warrants as of the Effective Time, less (iii) the Aggregate Employee Bonus (as defined in Section 1.13) by (y) the Fully Diluted Company Common Shares (the “Cash Exchange Ratio”); provided, however that if any Company Preferred Stock shall not have been converted into shares of Company Common Stock prior to the Effective Time, then the holders of any such shares of Company Preferred Stock shall receive cash in the amount of the liquidation preference applicable to such shares of Company Preferred Stock pursuant to the Company Articles, which cash amount shall be deducted from the amount set forth in preceding clause (a)(x)(i) and the number of such shares will be deducted from the number of Fully Diluted Company Common Shares in preceding clause (a)(y).

The “Fully Diluted Company Common Shares” shall mean the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including Company Common Stock issued in connection with exercise of Company Options and Company Warrants and (ii) the aggregate number of shares of Company Common Stock issuable pursuant to rights to purchase or otherwise acquire Company Common Stock outstanding immediately prior to the Effective Time, if any, including, but not limited to, the aggregate number of shares of Company Common Stock (1) that would be issued to the holders of Company Preferred Stock outstanding immediately prior to the Effective Time if such Company Preferred Stock were converted into Company Common Stock immediately prior to the Effective Time, (2) issuable under Company Options for Company Common Stock outstanding immediately prior to the Effective Time, (3) issuable under Company Options for Company Preferred Stock outstanding immediately prior to the Effective Time, assuming all such options are exercised and the Company Preferred Stock issued thereunder were converted into Company Common Stock immediately prior to the Effective Time, (4) issuable under Company Warrants for Company Preferred Stock outstanding immediately prior to the Effective Time, assuming all such warrants are exercised (to the extent exersiable immediately prior to the Effective Time) and the Company Preferred Stock issued thereunder were converted into Company Common Stock immediately prior to the Effective Time (assuming the maximum number of shares of Company Common Stock covered by such warrants are then exercisable and issuable) and (5) issuable pursuant to any and all other outstanding warrants, calls, subscriptions, conversion, exchange or other similar rights, agreements or commitments to acquire any shares of Company capital stock which are exercisable immediately prior to the Effective Time, treated as if converted or exercised for Company Common Stock.

The aggregate amount of cash to be paid to each holder hereunder shall be calculated by aggregating all shares of Company Common Stock held by such holder, so that the aggregate amount of cash to be paid to such holder shall be equal to the aggregate number of shares of Company Common Stock held by such holder, multiplied by the Cash Exchange Ratio (the “Cash Consideration,” or the “Merger Consideration”), rounded to the nearest whole cent, with $0.005 and higher rounded upwards.

For purposes of this Agreement, “Company Capital Stock” means, collectively, all shares of Company Common Stock; all shares of Series A Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”) and Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”) of the Company (the Series A Preferred Stock and Series B Preferred Stock, are together referred to as “Company Preferred Stock”); and (x) all shares of Company Common Stock and Company Preferred Stock issuable upon the exercise of warrants (to the extent exercisable immediately prior to the Effective Time) for such shares (“Company Warrants”) and (y) all shares of Company Common Stock and Company Preferred Stock issuable upon the exercise of outstanding options to purchase shares of Company Common Stock granted under the Company’s 1997 Plan, 2001 Plan and 2002 Stock Plan or any other stock option plan, program or agreement maintained by the Company or to which the Company is a party (the “Company Options”).

(b) Acceleration of Vesting and Assumption of Company Options. As described in Section 5.10, the Company Options that are outstanding immediately prior to the Effective Time shall become fully exercisable prior to the Effective Time, be assumed by Parent subject to the terms of such Company Option and become exercisable for shares of common stock, $0.01 par value per share, of Parent (the “Parent Common Stock”) in accordance with the terms thereof.

(c) Treatment of Company Warrants. Each Company Warrant that is outstanding immediately prior to the Effective Time shall, upon the terms and subject to the conditions set forth in this Agreement, be automatically exchanged for that amount of cash equal to the result obtained by subtracting (x) the aggregate exercise price for all shares of Company Capital Stock subject to such Company Warrant from (y) the product of (A) the Cash Exchange Ratio multiplied by (B) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock that would otherwise be issuable upon exercise of such Company Warrant (the “Warrant Consideration”).

(d) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Adjustments to Cash Exchange Ratio. The Cash Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization or other like change with respect to Company Capital Stock occurring after the date hereof and prior to the Effective Time so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.

(f) Dissenters’ Rights. “Dissenting Shares” shall mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal for such shares of Company Capital Stock in accordance with Section 1300 of California Law or other applicable laws, if any such laws provide for appraisal rights for such shares in the Merger.

(1) Subject to (2) below, notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the Merger Consideration pursuant to this Section 1.7, but the holder thereof shall be entitled to only such rights as are granted by California Law.

(2) Notwithstanding the provisions of Section 1.7(e)(1), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares of Company Capital Stock under applicable law effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in this Section 1.7, without interest, upon surrender of the certificate or certificates representing such shares of Company Capital Stock (each such certificate, a “Company Certificate”) pursuant to Section 1.8.

(3) The Company shall give Parent prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to applicable California Law and received by the Company and the opportunity to participate in all negotiations and proceedings with respect to dissenters rights under California Law. The Company shall not, except with the prior written of Parent, voluntarily make any payment with respect to any dissenters rights with respect to Company Capital Stock or offer to settle or settle any such demands.

(g) Cancellation of Company Capital Stock Owned by Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled.

Section 1.8. Surrender of Certificates

(a) Exchange Agent. Mellon Investor Services LLC shall act as exchange agent (the “Exchange Agent”) in connection with the Merger.

(b) Parent to Provide Cash. Promptly after the Effective Time, Parent shall deliver to the Exchange Agent for exchange and payment in accordance with this Article I (and subject to the escrow provisions of Section 1.8(c) and Article VIII), through such reasonable procedures as Parent may adopt, the cash issuable pursuant to Section 1.7(a) as Cash Consideration.

(c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a Company Certificate whose shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall be in such form and have such other provisions as are reasonably acceptable to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Cash Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has a right to receive as Cash Consideration (less the applicable proportion of the Escrow Cash attributable to such holder), and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence cash into which such shares of Company Capital Stock shall have been so converted. As soon as practicable after the Effective Time, and subject to, and in accordance with, the provisions of Article VIII, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VIII) ten percent (10%) of the aggregate Cash Consideration to be issued in the Merger (the “Escrow Cash”). The Escrow Cash shall be governed by and released in accordance with Article VIII and the Escrow Agreement.

(d) Conversion Schedule. The Company has provided Parent with a schedule (the “Preliminary Conversion Schedule”) showing the Cash Consideration to be issued to each holder of Company Capital Stock and each holder of rights to acquire Company Capital Stock including the portion of such Cash Consideration to be deposited in the Escrow Fund (defined in Section 8.1), as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement. The Company shall prepare and deliver to Parent an updated, final schedule as of the Effective Time (the “Final Conversion Schedule”).

(e) Dissenting Shares. The provisions of this Section 1.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration.

Section 1.9. No Further Ownership Rights in Company Capital Stock

The Merger Consideration issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.10. Lost, Stolen or Destroyed Certificates

In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

Section 1.11. Taking of Necessary Action; Further Action

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 1.12. Shareholder Agreements

Concurrently with the execution and delivery of this Agreement, Parent and certain holders of Company Capital Stock have entered into Shareholder Agreements in the form of Exhibit B attached hereto (the “Shareholder Agreements”), pursuant to which, among other things, each such holder has agreed to vote shares of Company Capital Stock held by them in favor of approval and adoption of this Agreement

Section 1.13. Employee Bonus

Prior to the Effective Time, the Company will pay to certain of its employees cash bonuses in an aggregate amount not to exceed $1,000,000 (the “Aggregate Employee Bonus”) upon two (2) business days’ written notice to Parent. The Aggregate Employee Bonus will be deducted from the aggregate purchase price in the computation set forth in Section 1.7(a).

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the financial condition, business, assets (including intangible assets), operations or results of operations of such entity or group of entities, taken as a whole or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement. Any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that (x) is materially adverse to the financial condition, business, assets (including intangible assets), liabilities, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement. Any reference to a party’s “knowledge” means (i) with respect to any natural person, the actual knowledge, of such person, (ii) with respect to Parent, the actual knowledge of such party’s officers, as defined in Rule 16a-1(f) promulgated under the Exchange Act and (iii) with respect to Company, the actual knowledge of Robert Cannata, Timothy Fitzgibbons, Jeff Frank, James Knight, William Parrish, Jay Robinson, Thomas Surran, and James Woolaway.

As a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, except as disclosed in that document of even date herewith delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:

Section 2.1. Organization, Standing and Power

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the requisite power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction listed in Section 2.1 of the Company Disclosure Schedule and in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. The Company has delivered to Parent a true and correct copy of the Articles of Incorporation (“Company Articles”) and Bylaws of the Company, each as amended to date. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company is not in violation of any material provision of its Articles of Incorporation or Bylaws. Except for the entities identified in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or ownership interest in, or any interest convertible or exchangeable or exercisable for, any equity or ownership interest in, any corporation, partnership, joint venture or other business association or entity.

Section 2.2. Authority

The Company has the requisite power and authority to enter into this Agreement and the other agreements set forth in the exhibits hereto (collectively, the “Ancillary Agreements”) to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company’s shareholders. This Agreement and each Ancillary Agreement to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement or any Ancillary Agreement by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss or any material benefit under, (i) any material provision of the Company Articles or Bylaws of the Company, or (ii) any Material Contract (as defined in Section 2.7) or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except as set forth in Section 2.2 of the Company Disclosure Schedule. Except for the filing and recordation of the Agreement of Merger in accordance with the requirements of California Law, no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a “Governmental Entity”), or any private third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

Section 2.3. Capitalization; Title to the Shares

(a) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Common Stock, of which 167,876 shares were issued and outstanding, (ii) 7,253,785 shares of Company Preferred Stock, of which (x) 5,099,625 have been designated Series A Preferred Stock, 3,787,096 shares of which are issued and outstanding and (y) 2,154,160 have been designated Series B Preferred Stock, 1,935,641 shares of which are issued and outstanding. As of the date hereof, 855,206 shares of Company Common Stock and 193,440 shares of Series A Preferred Stock are reserved for issuance pursuant to outstanding Company Options. As of the date hereof, no shares of Company Common Stock, 620,960 shares of Series A Preferred Stock and up to 210,279 shares of Series B Preferred Stock are reserved for issuance pursuant to outstanding Company Warrants. The outstanding Company Warrants for Series B Preferred Stock are exercisable in accordance with their terms for a variable number of shares of the Company’s Series B Preferred Stock, up to a maximum of 210,279 shares. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to preemptive rights or rights of first refusal created by statute, the Company Articles or the Bylaws of the Company or any agreement to which the Company is a party or by which the Company is bound. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Company Articles. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. Each outstanding Company Warrant is exercisable for that number of shares of Series A or Series B Company Preferred Stock set forth therein, as applicable, and each such share of Company Preferred Stock issued upon such warrant exercise is convertible into one share of Company Common Stock.

Except as set forth above, and in Schedule 2.3(a), as of the date hereof, (i) there are no other shares of capital stock or any other securities of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, the Company has no Indebtedness. For purposes of this Agreement, “Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

(b) Title to the Shares. Schedule 2.3(b) sets forth a true, complete and correct list of each record holder of Company securities and the number and class of such securities owned by each such holder.

Schedule 2.3(b) sets forth a true and complete list of all record holders of Company Options including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option.

Section 2.4. Financial Statements

The Company has previously provided Parent with (i) its audited balance sheet as of February 28, 2003 and the related statements of results of operations and statements of cash flows for the fiscal year and the period then ended and (ii) an unaudited balance sheet as of August 29, 2003 (the “August 29, 2003 Balance Sheet”) and the related statements of results of operations and statements of cash flows for the period then ended (including the notes thereto, the “Financial Statements”). The Financial Statements were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Financial Statements fairly present, in all material respects, in accordance with U.S. GAAP consistently applied, the financial condition of the Company as of such dates and its results of operations and cash flows for such fiscal periods. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with the management of the Company’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management of the Company’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

To the Company’s knowledge, nothing has come to the attention of management of the Company since the respective dates of the Financial Statements that would indicate that such Financial Statements were not true and correct in all material respects as of the date thereof. Except as and to the extent set forth in the Financial Statements or in Section 2.4 of the Company Disclosure Schedule there has been no material change in Company accounting policies since February 28, 2003.

Section 2.5. Absence of Certain Changes

Except as and to the extent set forth in the Financial Statements or in Section 2.5 of the Company Disclosure Schedule, from August 29, 2003 (the “Balance Sheet Date”) to the date of this Agreement, the Company has not:

(a) suffered any Material Adverse Effect;

(b) incurred any liabilities or obligations, except items incurred in the ordinary course of business, consistent with past practice, which exceed $100,000 in the aggregate;

(c) paid, discharged or satisfied any claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice of liabilities and obligations reflected or reserved against in the August 29, 2003 Balance Sheet or incurred in the ordinary course of business, consistent with past practice since the Balance Sheet Date;

(d) permitted or allowed any of its properties or assets to be subjected to any liens, except for liens for current taxes not yet due or liens the incurrence of which would not have a Material Adverse Effect on the Company;

(e) cancelled any debts or waived any claims or rights of substantial value;

(f) sold, transferred, or otherwise disposed of any of its material properties or assets, except in the ordinary course of business, consistent with past practice;

(g) increased in any manner the compensation or benefits of any director, officer or employee of the Company (including any such increase pursuant to any bonus, pension, profit sharing, incentive compensation or other plan, program, agreement or commitment) or increased in any manner the compensation or benefits payable or to become payable to any director, officer or employee of the Company, except in the case of employees for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

(h) adopted, entered into or amended any bonus, pension, profit sharing, incentive compensation, employment, consulting, severance, termination, deferred compensation or other plan, program, agreement or commitment, other than as required pursuant to applicable law, or made any change in any severance or termination plan, policy or practices;

(i) entered into any operating lease or any other material contract, or any material amendment or termination of any material contract;

(j) made any capital expenditure or acquired any property, plant and equipment for a cost in excess of $1,000,000 per fiscal quarter in the aggregate;

(k) declared, paid or set aside for payment any dividend or other distribution in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

(l) made any change in any method of Tax or financial accounting or accounting practice or made or changed any election for United States federal, state, local or foreign Tax purposes;

(m) settled or compromised any United States federal, state, local or foreign income Tax liability, or waived or extended the statute of limitations in respect of any such taxes;

(n) paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate or associate of any of their officers, directors or shareholders except for directors’ fees, and compensation to officers at rates not inconsistent with the Company’s past practice; or

(o) agreed, whether in writing or otherwise, to take any action described in this Section 2.5.

Section 2.6. Absence of Undisclosed Liabilities

Except as and to the extent provided in the August 29, 2003 Balance Sheet, the Company did not have at the Balance Sheet Date any obligations or liabilities of any nature (matured or unmatured, fixed, or contingent or otherwise) that were not fully reflected or fully reserved against in the August 29, 2003 Balance Sheet, except for liabilities that do not result in a Material Adverse Effect to the Company incurred in the ordinary course of business, consistent with past practice, which are not required to be reflected in the August 29, 2003 Balance Sheet or the notes thereto under U.S. GAAP. As of the Closing Date, the Company will not have any obligations or liabilities of any nature (matured or unmatured, fixed, or contingent or otherwise) other than (i) those set forth or adequately provided for in the August 29, 2003 Balance Sheet or the notes thereto, and (ii) those incurred in the ordinary course of business consistent with the terms of this Agreement and not required to be disclosed by the Company on a balance sheet prepared as of the Closing Date under U.S. GAAP.

Section 2.7. Material Contracts

Except for the contracts and agreements described in Section 2.7 of the Company Disclosure Schedule (the “Material Contracts”), the Company is not a party to or bound by any material contract, including without limitation:

(a) any distributor, sales, advertising, agency or manufacturer’s representative contract;

(b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $100,000 over the life of the contract;

(c) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement;

(d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with U.S. GAAP;

(e) any contract for capital expenditures in excess of $100,000 in the aggregate;

(f) any contract conveying any rights to the Company’s Intellectual Property or limiting the freedom of the Company to engage in any line of business or to compete with any other “person” as that term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or, other than those entered into in the ordinary course of business, consistent with past practice, any confidentiality, secrecy or non-disclosure contract;

(g) any material contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(h) any contract with any employee, consultant, director or affiliate of the Company; or

(i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

Section 2.8. No Breach of Material Contracts

The Company has in all material respects performed the obligations required to be performed by it and is entitled to all benefits under, and to its knowledge, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract.

Section 2.9. Material Third Party Consents

Section 2.9 of the Company Disclosure Schedule includes every contract which, if no novation occurs to make the Surviving Corporation a party thereto or if no consent is obtained, would have a Material Adverse Effect on Parent’s ability to operate the business of the Surviving Corporation in the same manner as the business was operated by the Company prior to the Closing Date. Section 2.9 of the Company Disclosure Schedule also includes every permit, concession, franchise or license which, if no new permit, concession, franchise or license is issued to the Surviving Corporation or if no consent is obtained, would have a Material Adverse Effect on Parent’s ability to operate the business of the Surviving Corporation in the same manner as the business was operated by the Company prior to the Closing Date.

Section 2.10. Litigation

There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or, to the knowledge of the Company, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the Company. The Company has no litigation pending against other parties.

Section 2.11. Restrictions on Business Activities

There is no agreement, judgment, injunction, order or decree binding upon the Company which has the effect of prohibiting or impairing any current business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

Section 2.12. Governmental Authorization

The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or the holding of any such interest ((i) and (ii) are herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 2.13. Compliance With Laws

The Company has complied with (except where noncompliance would not have a Material Adverse Effect), and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business. The Company has operated its business in material compliance with all applicable export control laws and regulations.

Section 2.14. Title to Property

The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the August 29, 2003 Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business, consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and

(iii) liens securing debt which are reflected on the August 29, 2003 Balance Sheet, including security interests disclosed on Section 2.14 of the Company’s Disclosure Schedule. The property and equipment of the Company that are used in the operations of business are in good operating condition and repair, subject to normal wear and tear. Section 2.14 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by Company.

Section 2.15. Intellectual Property

(a) Except as disclosed in Section 2.15 of the Company Disclosure Schedule, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, Internet domain names, copyrights, and any applications therefor, trade secrets, know-how, technology, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form) (collectively, “Intellectual Property”) that are used in the conduct of the business of the Company as currently conducted (“Company Intellectual Property”), except to the extent that the failure to have such right have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, the Company Intellectual Property does not and will not infringe any copyright, patent, trade secret, trademark, service mark or other proprietary right of any third party.

(b) Section 2.15 of the Company Disclosure Schedule sets forth a complete and accurate listing of: (i) all patents and patent applications and all registered and unregistered trademarks, service marks, and trade names, and registered Internet domain names and copyrights, included in the Intellectual Property owned by the Company including the jurisdictions in which each such Intellectual Property right subsists, has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any third party is authorized to use any Intellectual Property (“Company Intellectual Property Licenses”), and (iii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property (other than commercially available, off-the-shelf software) (“Third Party Intellectual Property Rights”). Except as disclosed in Section 2.15 of the Company Disclosure Schedule, none of the Company Intellectual Property Licenses grants any third party exclusive rights or sublicensing rights.

(c) To the Company’s knowledge, and except as disclosed in Section 2.15 of the Company Disclosure Schedule there has not been and is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property right of the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property.

(d) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the Ancillary Agreements or the performance of its obligations under this Agreement or the Ancillary Agreements, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights, which breach would have a Material Adverse Effect on the Company.

(e) All patents, and all registered trademarks, service marks, trade names, Internet domain names and copyrights held by the Company set forth in Section 2.15 of the Company Disclosure Schedule are valid and enforceable, have not been cancelled, expired or abandoned, and there is no pending, or threatened judicial or administrative proceeding involving the validity, enforceability or scope thereof. The Company has not (i) received any notice of any claim of infringement of any Intellectual Property right of any third party, (ii) been sued in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party, or (iii) brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. To its knowledge, the current development, manufacturing, marketing, licensing and sale of the Company’s products or the performance of services by the Company does not infringe any copyright, patent, trademark, trade secret, service mark or other proprietary right of any third party.

(f) The Company has secured written assignments (effective as of the date such consultant, employee or third party became associated with the Company) from all consultants, employees and third parties who contributed to the creation or development of Intellectual Property (“Inventors”), of the rights to such contributions that the Company do not already own by operation of law, pursuant to which the Company is the sole owner of all such contributions and consequently the sole owner of all rights therein.

(g) The Company has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets and other Intellectual Property not otherwise protected by patents or copyright (“Confidential Information”). All authorized use, disclosure or appropriation of Confidential Information owned by the Company (“Company Confidential Information”) by or to a third party has been pursuant to the terms of a written agreement between the Company, on the one hand, and such third party, on the other hand, pursuant to which the third party undertakes to protect and not disclose the Company Confidential Information.

Section 2.16. Environmental Matters

Except as would not result in a Material Adverse Effect on the Company (the following subsections (a) – (c) collectively, the “Environmental Conditions”):

(a) The Company (i) has obtained all applicable permits, licenses, registrations, clearances, consents, approvals and other authorizations that are required for the operation of the business as presently conducted under Environmental Laws (“Environmental Permits”) and (ii) is and has been in compliance in all material respects with Environmental Permits and any conditions placed thereon.

(b) The Company has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to the Company.

(c) No Hazardous Materials are present in, on, or under any properties owned, leased or used by the Company, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used by the Company, so as to give rise to any liability or clean-up obligation under any Environmental Laws. For the purposes of this Section 2.16, “Environmental Laws” means any and all laws and regulations relating in any way to pollution, the environment or the protection of human health and worker safety. For the purposes of this Section 2.16, “Hazardous Materials” means any chemical, pollutant, contaminant, waste, or toxic substance regulated under any Environmental Law.

Section 2.17. Taxes

(a) The Company has (i) properly completed and timely filed (taking into account extensions granted without penalty and, in the case of any extensions still in effect, described in Section 2.17 of the Company Disclosure Schedule) all material Tax Returns required to be filed by it on or before the Closing Date, and (ii) paid, or where payment is not yet due, has provided a full accrual in the Financial Statements for all material Taxes due with respect to any period ending on or before the Closing Date, whether such Taxes are disputed or not. The Company has no liability for unpaid Taxes accruing after the date of the latest Financial Statements other than unpaid Taxes arising in the ordinary course of business. There is (i) no claim for Taxes that is a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company being conducted by a Tax Authority and (iii) no extension of the statute of limitations on the assessment or payment of any Taxes granted by the Company and currently in effect. Neither the Internal Revenue Service nor any other governmental authority is now asserting or has threatened to assert against the Company any deficiency or claim for additional Taxes. There has not been an audit of any Tax Return filed by the Company. The Company is not a party to any agreement, contract, or arrangement that could reasonably be expected to result individually or in the aggregate in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. The Company is not a party to any Tax sharing or Tax allocation agreement and the Company does not have any liability or potential liability to another party under any such agreement. The Company has never been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation. The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(b) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, “Tax Return” shall mean any return, statement, report or form required to be filed with respect to Taxes.

Section 2.18. Employee Benefit Plans

(a) Section 2.18 of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to any non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements of the Company, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the “Company Employee Plans”).

(b) Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company or ERISA Affiliates have performed in all material respects all obligations required to be performed by them under any of the Company Employee Plans. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite material governmental reports (which, to the Company’s knowledge, were true and correct as of the date filed). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

(c) The Company does not maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(d) Neither the Company nor any of its ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any “multi-employer plan” as defined in Section 3(37) of ERISA.

Section 2.19. Employee Matters

The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Except as set forth in Section 2.19 of the Company Disclosure Schedule, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, grievance, arbitration or investigation before any agency, court or tribunal, foreign or domestic that individually or in the aggregate could be expected to result in a Material Adverse Effect to the Company. The Company is not a party to any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others). The Company is not aware of any labor or union organizing activity, and the Company has not experienced, nor does the Company have knowledge of any basis for, any strike, labor trouble or strife, work stoppage, slow down that would materially interefere with or impair the Company’s business. No officers of the Company have given notice to the Company, nor is the Company otherwise aware, that any such key employee or officer intends to terminate his or her employment with the Company. Except as set forth in Section 2.19 of the Company Disclosure Schedule, the Company is not a party to any: (i) written management, employment or other contract providing for the employment or rendition of executive service; or (ii) other written employment contract or compensation arrangement affecting or relating to current or former employees of the Company. Except as set forth in Section 2.19 of the Company Disclosure Schedule, the employment of all of the Company’s employees is terminable at will without penalty or severance obligation of any kind on the part of the Company or any successor thereto. To the Company’s knowledge, all of the Company’s employees in the United States are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

Section 2.20. Interested Party Indebtedness

The Company is not indebted to any director, officer, employee, consultant or shareholder of the Company (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and except as set forth in Section 2.20 to the Company Disclosure Schedule, no such person is indebted to the Company.

Section 2.21. Insurance

The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. Section 2.21 of the Company Disclosure Schedule contains a complete list of the policies and contracts of insurance maintained by the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable to date under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 2.22. Minute Books

The minute books and the stock records of the Company made available to Parent contain a complete and accurate summary in all material respects of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, reflect all transactions referred to in such minutes accurately in all material respects, and reflect all transactions in shares of the Company’s capital stock.

Section 2.23. Brokers’ and Finders’ Fees

Except as disclosed in Section 2.23 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.24. Products; Product Warranties

The Company has not experienced any material return or warranty claims other than has been reserved in accordance with U.S. GAAP in the Financial Statements, nor are there any pending or, to the knowledge of the Company, threatened, material return or warranty claims in respect of products sold by the Company and for which the Company may have continuing liability or obligations as of the date hereof. To the Company’s knowledge, the Company has not been informed in writing by any customer that any material order included in the Company’s backlog will be cancelled or terminated prior to its completion

Section 2.25. Information Furnished

Neither the representations or warranties of the Company contained in this Agreement nor statements made by the Company in the Company Disclosure Schedule (or other schedules, if any, attached hereto) contain any untrue statement of a material fact.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in that document of even date herewith delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company as follows:

Section 3.1. Organization, Standing and Power

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Neither Merger Sub nor Parent is in violation of any of the provisions of its Articles of Incorporation or bylaws.

Section 3.2. Capital Structure

As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which there were issued and outstanding as of the close of business on October 17, 2003, 32,762,852 shares of Common Stock and no shares of Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the exercise of Company Options assumed in connection with the Merger, when so issued, will be duly authorized, validly issued, fully paid, and non-assessable. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, of which there were issued and outstanding as of the close of business on October 21, 2003, 1,000 shares of Common Stock.

Section 3.3. Authority

Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each Ancillary Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub enforceable against them respectively in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to Parent or Merger Sub or the properties or assets of Parent or Merger Sub. Except for the filing and recordation of an Agreement of Merger, in accordance with the requirements of California Law, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof will (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (ii) conflict with or result in any breach of any provision of the charter or Bylaws of Parent or Merger Sub, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, Merger Sub or any of their properties or assets except, in the case of clauses (i), (iii) and (iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 3.4. SEC Documents; Financial Statements

Parent has timely filed and made available to the Company each required statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933 (the “Securities Act”)), definitive proxy statement, and other filings filed with the Securities and Exchange Commission (the “SEC”) by Parent since December 31, 2002, and prior to the Effective Time, Parent will have furnished the Company with true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”). In addition, Parent has made available to the Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Parent SEC Documents complied (or will comply) in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes and schedules thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with U.S. GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments which were not and are not expected to be, individually or in the aggregate, material in amount). Parent and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with the management of such company’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management of such company’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.5. Absence of Undisclosed Liabilities

Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed, or contingent or otherwise) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-Q for the period ended at the most recent quarter end prior to the date of this Agreement (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under U.S. GAAP and (iii) those incurred in the ordinary course of business since the date of Parent Balance Sheet and consistent with past practice.

Section 3.6. Broker’s and Finders’ Fees

Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.7. Shareholder Approval

Approval of the stockholders of Parent is not required for this Agreement, the Ancillary Agreements or the Merger.

Section 3.8. Approval

The Board of Directors of Parent has approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 3.9. Absence of Certain Changes

Since the date of Parent’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2003 through the date hereof, there has not been a Material Adverse Effect on Parent. Without limiting the foregoing, during such period, except as disclosed in Parent SEC Documents filed by Parent or as contemplated by this Agreement, (i) Parent has conducted its business in the ordinary course of business and (ii) there has not been:

(a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent;

(b) any amendment of any provision of the Articles of Incorporation or ByLaws of, or of any material term of any outstanding security issued by, Parent;

(c) any material change in any method of accounting or accounting practice by Parent except for any such change required by reason of a change in U.S. GAAP; or

(d) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

Section 3.10. Financing

Parent has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Cash Consideration and any other amounts to be paid by Parent hereunder in full at the Closing.

ARTICLE IV.

CONDUCT PRIOR TO THE CLOSING DATE

Section 4.1. Conduct of Business of the Company

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall (except to the extent expressly contemplated by this Agreement or the Ancillary Agreements or as consented to in writing by Parent), carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Company agrees to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due subject to good faith disputes over whether payment or performance is owing, and to use all commercially reasonable efforts, consistent with past practice and policies, to preserve its present business organizations, keep available the services of its key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall not be substantially impaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence that becomes known to it and which management believes could have a Material Adverse Effect on the Company.

Section 4.2. Restriction on Conduct of Business of the Company

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or except as expressly contemplated by this Agreement, the Company shall not do or cause any of the following, without the prior written consent (with respect to subsections (i) (“Indebtedness”), (k) (“Payment of Obligations”), (l) (“Capital Expenditures”) and (q) (“Initiating Lawsuits”) which consent shall not be unreasonably withheld) of Parent:

(a) Charter Documents. Cause any amendments to the Company Articles or the Company Bylaws or form any subsidiaries;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than conversion of Company Preferred Stock as provided in the Company Articles), or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options, other rights granted under or restrictions applicable to its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts other than in the ordinary course of business, consistent with past practice;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock or Company Preferred Stock pursuant to the exercise of stock options, conversion rights, warrants or other rights therefor outstanding as of the date of this Agreement;

(f) Intellectual Property. Transfer or license to any person or entity any rights to its Intellectual Property other than pursuant to non-exclusive license arrangements in the ordinary course of business, consistent with past practice;

(g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company’s products or technology;

(h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole;

(i) Indebtedness. Incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or guarantee any debt securities of others in excess of $100,000 individually or in the aggregate;

(j) Leases. Enter into any operating lease;

(k) Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements and the payment of the Aggregate Employee Bonus;

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $100,000 individually or in excess of $500,000 in the aggregate;

(m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(n) Termination or Waiver. Terminate or waive any right of substantial value;

(o) Employee Benefit Plans; Pay Increases. Adopt, amend, fund or accelerate payment under any employee benefit, incentive compensation, fringe benefit, retention, stock purchase, option, or other equity based plan, program, agreement or arrangement, or pay any special bonus or special remuneration to any current or former employee, consultant or director or increase the salaries, wage rates or other benefits of its executive employees, except pursuant to agreements outstanding on the date hereof, in the ordinary course of business consistent with past practice or pursuant to the Aggregate Employee Bonus;

(p) Severance Arrangements. Grant any severance, change in control or termination pay to (i) any current or former director, consultant or officer or (ii) any other current or former employee, except payments made pursuant to standard written agreements outstanding on the date hereof;

(q) Initiating Lawsuits. Commence legal action other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the commencement of such a suit, or (iii) for a breach of this Agreement;

(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each such case which are material, individually or in the aggregate, to the Company’s business;

(s) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than those for which extensions have been received as set forth in the Company Disclosure Schedule or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(t) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by U.S. GAAP;

(u) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practice;

(v) Other. Agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above.

Section 4.3. Solicitation

Until the earlier of the Effective Time or the termination of this Agreement, the Company and the officers, directors, employees, attorneys, investment bankers or other agents of the Company will not take any action to solicit, initiate or encourage any Acquisition Proposal. The Company will promptly notify Parent after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for information relating to the Company or for access to the properties, books or records of the Company by any person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal and will keep Parent timely informed of the status of any such Acquisition Proposal. Neither the Company Board, any committee thereof nor the Company shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, (iii) enter in any agreement with respect to any Acquisition Proposal or (iv) furnish information to, or engage in discussions or negotiations with, any person or entity in response to or otherwise in connection with an Acquisition Proposal.

The Company has ceased any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of the Company, or a significant portion or all of the assets of, the Company, other than the transactions contemplated by this Agreement.

Section 4.4. Shareholder Approval

The Company shall, as soon as practicable after the date hereof, take all reasonable actions necessary, in accordance with California Law and the Company Articles and the Company Bylaws, to (i) cause its shareholders to consider and act upon this Agreement and the Merger, (ii) cause the requisite holders of Company Preferred Stock to consider and act upon a proposal to elect to convert all outstanding Company Preferred Stock into Company Common Stock as provided in the Company Articles and (iii) cause the requisite holders of Company Capital Stock to consider and act upon a proposal to approve the acceleration of vesting of the Company Options held by the individuals set forth in Section 2.17 of the Company Disclosure Schedule in connection with the Merger and as contemplated by this Agreement, which option acceleration may be deemed to constitute “excess parachute payments” to the holders of such Company Options pursuant to Section 280G of the Code.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.1. Preparation of Information Statement

As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an Information Statement (the “Information Statement”) for the shareholders of the Company to approve the Merger and the transactions contemplated by this Agreement. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

Section 5.2. Information Supplied

(a) None of the information supplied in writing by the Company for inclusion or incorporation by reference in the Information Statement provided to Company shareholders in connection with obtaining shareholder approval of the Merger will, at the time it is mailed to the shareholders and at all times during which shareholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference therein.

(b) None of the information supplied in writing by Parent for inclusion or incorporation by reference in the Information Statement will, at the time it is mailed to the Company shareholders and at all times that shareholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company in writing for inclusion or incorporation by reference therein.

Section 5.3. Access to Information

(a) The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

(c) The Company shall afford Parent and its consultant access to the properties leased or owned by the Company for the purpose of performing a Phase I and, if desired Phase II environmental assessment (“Environmental Review”); provided, however, that such access shall be granted under the following conditions: (i) the Parent’s choice of consultant shall be subject to the review and approval of the Company which shall not be unreasonably withheld or delayed and shall also be subject to any required approvals of the landlord under any relevant leases, (ii) the Company shall have the right, at no cost to the Company, to take split soil or groundwater samples of any such sample taken by Parent or its consultant, (iii) the Company shall have the right to review and comment upon draft reports prepared by the consultant before they are finalized; and (iv) Parent shall defend, indemnify and hold harmless the Company, the landlord for any leased real property of the Company and their employees, agents, representatives and tenants from and against any Damages (as defined in Section 8.2 (a) below) caused in the performance of the Environmental Review by the Parent or its consultant.

Section 5.4. Confidentiality

The parties hereto acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated August 12, 2003 (the “Confidentiality Agreement”) which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. In addition, the parties hereto agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby shall be subject to the Confidentiality Agreement.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the “Transactions”) and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of the public announcement of discussions relating to the Transactions, (y) the date of the public announcement of the Transactions and (z) the date of the execution of an agreement to enter into the Transactions and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

Section 5.5. Public Disclosure

Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers.

Section 5.6. HSR Act

(a) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act (if necessary) or any other filing required by antitrust authorities and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust manners. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding and notifying the other party of any communications or discussions with any government agency and affording the other party the opportunity to participate in such communications or discussions.

(b) Each of Parent and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction.

(c) Notwithstanding anything to the contrary in this Agreement, (i) Parent shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent and (ii) the Company shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Company

Section 5.7. Consents; Cooperation

Each of Parent and the Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated by this Agreement and the Ancillary

Agreements. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts for the assignment thereof or otherwise.

Section 5.8. Legal Requirements

Each of Parent and the Company will, and Parent will cause its subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

Section 5.9. Form S-8

Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the Company Options to be assumed hereunder no later than ten (10) business days after the Effective Time and shall not withdraw such Registration Statement.

Section 5.10. Company Options

Pursuant to Section 1.7(b) hereof, prior to the Effective Time, the outstanding Company Options shall become fully vested and exercisable. At the Effective Time, each outstanding Company Option that is fully vested and exercisable, shall by virtue of the Merger be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number of shares of Parent Common Stock) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Immediately after the Effective Time, Parent will issue to each holder of an outstanding Company Option a notice describing the assumption of such Company Option by Parent. It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time (as determined by Parent) and the provisions of this section shall be applied consistent with such intent. Parent will reserve sufficient shares of Parent Common Stock for issuance under Section 1.7(b) hereof. For these purposes, “Option Exchange Ratio” means the quotient obtained by dividing (A) the Cash

Exchange Ratio by (B) the Parent Stock Price. For these purposes, “Parent Stock Price” means the average closing price of Parent Common Stock on the Nasdaq National Market over the ten (10) trading days up to and including the second trading day preceding the Closing. In the event that Parent at any time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, which dividend, subdivision or other action would become effective during the ten (10) trading days during which the Parent Stock Price is calculated, then the Parent Stock Price shall be appropriately adjusted.

Section 5.11. Reasonable Efforts and Further Assurances

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties’ conditions to Closing.

Section 5.12. Indemnification of Directors and Officers

(a) For a period of six years from the Closing Date, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects all rights to indemnification existing in favor of the current directors and officers of the Company, as provided in the Company’s Articles of Incorporation and Bylaws and as otherwise existing on the date of this Agreement in favor of such directors and officers.

(b) Parent agrees to pay all expenses, including attorneys’ fees, which may be incurred by any director or officer of the Company in enforcing the indemnity and other obligations provided for in this Section 5.12.

(c) This Section 5.10 shall survive the consummation of the transactions contemplated hereby, is intended to benefit and may be enforced by the directors and officers of the Company, and shall be binding on all successors and assigns of Parent and the Company.

Section 5.13. FIRPTA Certificate

The Company shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA Certificate, substantially in the form of Exhibit C-1 attached hereto, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury

Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit C-2 attached hereto along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger.

Section 5.14. Employment Matters

To the extent permitted under applicable law and Parent’s existing employee welfare benefit plans, programs and policies and Section 401(a) plans, as of and following the Closing Date, Parent shall permit employees of the Company and each of its subsidiaries who continue employment with Parent or any of its subsidiaries following the Closing Date (“Continuing Employees”), and, as applicable, their eligible dependents, to participate in the employee welfare benefit plans, programs or policies (including without limitation any vacation, sick, personal time off plans or programs) of Parent and any plan of Parent intended to qualify within the meaning of Section 401(a) of the Code on terms no less favorable than those provided to similarly situated employees of Parent; provided, further that (i) each such Continuing Employee shall receive credit for purposes of eligibility to participate and vesting under such for years of service with the Company (or any of its subsidiaries) prior to the Closing Date, and (ii) Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents shall participate to be waived and shall provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

Unless Parent consents otherwise in writing, the Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Company Benefit Plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan.

Section 5.15. Advice of Changes

The Company will promptly advise Parent in writing of any events occurring subsequent to the date of this Agreement which would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect. Parent and Merger Sub will promptly advise the Company in writing of any events occurring subsequent to the date of this Agreement which would render any representation or warranty of Parent or Merger Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

ARTICLE VI.

CONDITIONS TO THE CLOSING

Section 6.1. Conditions to Obligations of Each Party to Effect the Merger

The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company under California Law.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

(c) Governmental Approval. Parent, the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby, including without limitation, any required approvals under the HSR Act.

Section 6.2. Additional Conditions to Obligations of the Company

The obligations to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations, Warranties and Covenants. Except as disclosed in the Parent Disclosure Schedule, (i) the representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) Parent and Merger Sub shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b) Certificate of Parent. The Company shall have received from Parent an officer’s certificate certifying to the fulfillment of the condition specified in Section 6.2(a) and 6.2(e).

(c) Escrow Agreement. Parent, the Company and the Shareholders’ Agent shall have entered into the Escrow Agreement in substantially the form of Exhibit D attached hereto (the “Escrow Agreement”).

(d) Legal Opinion. The Company shall have received a legal opinion from Parent’s legal counsel, in substantially the form of Exhibit E.

(e) No Material Adverse Changes. Except as disclosed in this Agreement and the Parent SEC Documents, there shall not have occurred since June 30, 2003 any change in the properties and assets of Parent that would, taken as a whole, constitute a Material Adverse Effect; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change that results from or relates to the taking of any action, or the failure to act, as required by this Agreement shall be disregarded.

Section 6.3. Additional Conditions to the Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent or Merger Sub:

(a) Representations, Warranties and Covenants. Except as disclosed in the Company Disclosure Schedule, (i) the representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) the Company shall in all material respects have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of the Company. Parent shall have received a certificate of the Company executed by an officer certifying fulfillment of the conditions set forth in Sections 6.3(a) and 6.3(g).

(c) Escrow Agreement. Parent, the Company and the Shareholders’ Agent shall have entered into the Escrow Agreement.

(d) Legal Opinion. Parent shall have received a legal opinion from the Company’s legal counsel, in substantially the form of Exhibit F.

(e) No Material Adverse Changes. Except as disclosed in this Agreement or the Company Disclosure Schedule, since August 29, 2003, there shall not have occurred any change in the properties and assets of Company that would, taken as a whole, constitute a Material Adverse Effect; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change that results from or relates to the announcement of the Merger or the taking of any action, or the failure to act, as required by this Agreement shall be disregarded.

(f) Dissenting Shares. Holders of Company Capital Stock representing ninety percent (90%) of the aggregate number of shares of Company Capital Stock on an, as-converted basis (excluding shares issuable upon the exercise of Company Options for Company Common Stock) shall have executed a written consent to approval and adoption of the Merger Agreement and approval of the Merger or waived their rights under Section 1300 of California Law.

(g) FIRPTA Certificate. The Company shall have provided Parent with the properly executed FIRPTA Certificate pursuant to Section 5.11. In addition, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit C-2 attached hereto along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing.

(h) Noncompetition Agreements. Each of Company’s top eight managers shall have executed and delivered to Parent a Noncompetition Agreement, in the form attached hereto as Exhibit G.

(i) Environmental Conditions. The Parent shall not have discovered, during the course of its Environmental Review, Environmental Conditions that would be reasonably likely to result in Company or Surviving Corporation expenditures in excess of $2,000,000.

(j) Thornwood Facility. With respect to the facility located at 5756 Thornwood, the Company shall have entered into the Lease Agreement in substantially the form of Exhibit H attached hereto.

(k) Third-Party Consents. The Company shall have obtained the third-party consents set forth in Section 2.9 of the Company Disclosure Schedule.

(l) Payments to Sales Representatives. The Company shall have made the payments to three sales representatives contemplated in Section 2.3(a) of the Company Disclosure Schedule.

Section 6.4. Frustration of Conditions

Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination

At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger to the shareholders of the Company, this Agreement may be terminated:

(a) by mutual consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing shall not have occurred on or before February 21, 2004 or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”); provided, that the Final Date may, at the request of either party, be extended to April 21, 2004 in the event that the Closing shall not have occurred by February 21, 2004 as a result of the failure to satisfy the conditions set forth in Section 6.1(b) and/or Section 6.1(c); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days of receipt by the Company of written notice of such breach;

(d) by Parent, if the Company’s Board shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Parent or if the Company, the Company’s Board or any committee thereof shall have entered into any agreement with respect to any Acquisition Proposal;

(e) by the Company, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach; and

(f) by Parent, Merger Sub or the Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the shareholders of the Company shall not have been obtained (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to the Company where the failure to obtain such shareholder approval shall have been caused by the action or failure to act of the Company and such action or failure constitutes a breach of this Agreement).

Section 7.2. Effect of Termination

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders, shareholders or affiliates, except to the extent that such termination results from fraud or the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.2 (Confidentiality), this Section 7.2 and Section 7.3 (Expenses), and Article IX shall remain in full force and effect and survive any termination of this Agreement.

Section 7.3. Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) shall be paid by the party incurring such expense; provided that if the Merger is consummated, Parent agrees to pay at the Closing (i) the legal fees and expenses of Wilson Sonsini Goodrich & Rosati and (ii) the fees and expenses of Lehman Brothers Inc. incurred in connection with the Merger and payable pursuant to the engagement agreement dated June 3, 2003 between the Company and Lehman Brothers Inc., a copy of which has been delivered to Parent.

Section 7.4. Amendment

The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made subsequent to adoption of this Agreement by the shareholders of the Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Capital Stock.

Section 7.5. Extension; Waiver

At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII.

ESCROW AND INDEMNIFICATION

Section 8.1. Escrow Fund

Within five (5) business days after the Effective Time, the Escrow Cash shall be deposited with, Mellon Investor Services LLC (its successor in interest or other institution selected by Parent with the reasonable consent of the Company) as escrow agent (the “Escrow Agent”), such deposit (together with interest and other income thereon) to constitute the escrow fund (the “Escrow Fund”) and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall consist of ten percent (10%) of the aggregate Cash Consideration to be issued in the Merger pursuant to Section 1.7(a) and shall be available to compensate Parent pursuant to the indemnification obligations of the Company for Damages.

Section 8.2. Indemnification

(a) Subject to the limitations set forth in this Article VIII, the shareholders of the Company will indemnify severally and not jointly and hold harmless Parent and its officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, damages, obligations, liabilities, fines, penalties, judgments, and expenses (including, without limitation, reasonable legal and other professional fees, costs and expenses incurred in investigating, preparing, defending against or prosecuting any claim, demand, suit, action, cause of action, arbitration, investigation or proceeding) (collectively, “Damages”) arising out of any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement or any exhibit or schedule to this Agreement. The Escrow Fund allocated shall be the security for this indemnity obligation subject to the limitations in this Agreement.

(b) Other than rights to equitable relief provided under the Confidentiality Agreement to the extent available, any remedy of specific performance or any other equitable remedy to which any party may be entitled under Section 9.10 or otherwise, and except in the case of intentional fraud, the right to obtain indemnification from, and only from, the Escrow Fund, pursuant to the indemnification provisions of this Section 8.2 and the Escrow Agreement shall be Parent’s exclusive remedy for any Damages described in Section 8.2(a); provided, however, that there shall be no indemnification by the shareholders of the Company for Damages if the Merger does not become effective.

(c) Parent may not receive any Escrow Cash from the Escrow Fund unless and until one or more Officer’s Certificates identifying Damages the aggregate amount of which exceeds $500,000 (the “Indemnity Threshold”) have been delivered to the Escrow Agent as provided in Section 8.4 and such amount is determined pursuant to this Article VIII to be payable, in which case, Parent shall receive Escrow Cash equal to the full amount of Damages (and not just for the amount of Damages in excess of $500,000).

(d) If and to the extent that Parent is able to file a valid insurance claim with respect to any claim for indemnification under this Agreement, Parent shall use commercially reasonable efforts to file such insurance claim before pursuing its rights against the shareholders of the Company. However, the parties agree that this shall in no way limit the right of Parent to fully pursue its indemnification and any other rights against the shareholders of the Company arising pursuant to this Agreement or any Ancillary Agreements. The parties agree that any indemnification provided by this Agreement is not to be deemed insurance (whether primary, excess, or otherwise) for purposes of seeking reimbursement from the applicable insurance coverage.

(e) The parties agree that there shall not be any multiple recovery for any Damage.

Section 8.3. Escrow Period

The escrow period (the “Escrow Period”) shall terminate at 11:59 p.m. Pacific Time on the one (1) year anniversary of the Closing Date.

Section 8.4. Claims upon Escrow Fund

(a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”):

(i) stating that Damages exist in an aggregate amount greater than the Indemnity Threshold for claims against the Escrow Fund; and

(ii) specifying in reasonable detail the individual items included in the amount of Damages in such claim, the date each such item was paid, properly accrued or arose and the nature of the breach of warranty or claim to which such item is related, the Escrow Agent shall set aside such Escrow Cash or other assets held in the Escrow Fund, as applicable, having a value equal to such Damages.

(b) Upon the earliest of: (i) receipt of written authorization from the Shareholders’ Agent or from the Shareholders’ Agent jointly with Parent to make such delivery, (ii) receipt of written notice of a final decision in arbitration of the claim, or (iii) in the event the claim set forth in the Officer’s Certificate is uncontested by the Shareholders’ Agent as of the close of business on the next business day following the forty-fifth (45th) day following receipt by the Escrow Agent of the Officer’s Certificate; on the next business day the Escrow Agent shall deliver Escrow Cash or other assets from the Escrow Fund to Parent.

Section 8.5. Objections to Claims

At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Shareholders’ Agent and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no delivery from the Escrow Fund pursuant to Section 8.4 unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery from the Escrow Fund then in the Escrow Fund in accordance with Section 8.4, provided that no such payment or delivery may be made if the Shareholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such forty-five (45) day period.

Section 8.6. Resolution of Conflicts; Arbitration

(a) In case the Shareholders’ Agent shall so object in writing to any claim or claims by Parent made in any Officer’s Certificate, Parent shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Shareholders’ Agent to respond in a written statement to the objection of the Shareholders’ Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Shareholders’ Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute from the Escrow Fund in accordance with the terms thereof.

(b) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within twenty (20) days after such written notice is sent, Parent and the Shareholders’ Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. If within such twenty (20) day period, after being served written notice and given ten (10) days to cure, the Shareholder Agent does not select one arbitrator and give written notice to Parent of the arbitrator selected, the arbitrator that would otherwise have been selected by the Shareholders’ Agent shall be selected by the American Arbitration Association. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 8.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Barbara County, California under the commercial rules then in effect of the American Arbitration Association. Parent, on the one hand, and the Company shareholders, on the other hand, shall each bear its/their own expenses (including, attorneys’ fees and expenses) incurred in connection with any such arbitration. The Company shareholders’ expenses and reasonable attorneys’ fees will be paid by the Shareholders’ Agent from the Escrow Fund, as provided in Section 8.7(c). In the event the arbitrator or arbitrators find in favor of Parent as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by Parent will be charged against the Escrow Fund in addition to the amount of the disputed claim. The fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Parent, on the one hand, and the Company shareholders, out of the Escrow Fund on the other hand).

Section 8.7. Shareholders’ Agent

(a) William Parrish shall be constituted and appointed as the Shareholders’ Agent for and on behalf of the shareholders of the Company to give and receive notices and communications, to authorize delivery to Parent of Escrow Cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the reasonable judgment of the Shareholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10)

days’ prior written notice to all of the Company shareholders and to Parent. No bond shall be required of the Shareholders’ Agent. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Company shareholders.

(b) The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholders’ Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith and reasonableness. The Company shareholders shall severally and not jointly indemnify the Shareholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c) The Shareholders’ Agent will serve without compensation but will be reimbursed from the Escrow Fund upon occurrence for all out of pocket expenses reasonably incurred, including expenses for lawyers, accountants and other experts employed on behalf of the Shareholders’ interests in the Escrow Fund. In no event will the Shareholders’ Agent be entitled to incur expenses reimbursable by the Escrow Fund in excess of $200,000 without the approval of Company shareholders holding a majority of the shares of the Escrow Fund.

Section 8.8. Actions of the Shareholders’ Agent

A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all of the Company shareholders and shall be final, binding and conclusive upon each and every Company shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every Company shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

Section 8.9. Third-Party Claims

In the event that Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Shareholders’ Agent of such claim, and the Shareholders’ Agent and the Company shareholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld.

Section 8.10. Reliance.

No disclosure by any party (the “Disclosing Party”) to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party’s reliance on the respective representations and warranties contained in this Agreement (including the Company Disclosure Schedule) and shall not effect a waiver of that party’s rights to indemnity as herein provided for the breach of any of said representations and warranties.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1. Survival

The representations and warranties of the Company, Parent and Merger Sub contained herein shall survive until the termination of the Escrow Period, and the agreements set forth in this Agreement shall terminate at the Effective Time except to the extent certain agreements set forth herein by their terms call for action after the Effective Time; provided, that any Indemnified Person may pursue a claim for breach of representation, warranty, covenant or agreement if such claim is made under Section 8.4 of this Agreement at any time before the termination of the Escrow Period or in the case of intentional fraud.

Section 9.2. Notices

All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon receipt, if delivered personally, (ii) one (1) business day after deposit with a nationally-recognized overnight commercial delivery service, with delivery charges prepaid or otherwise satisfied, or (iii) three (3) days after deposit in the United States mail, postage prepaid, registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

FLIR Systems, Inc.

16505 SW 72nd Avenue

Portland, Oregon 97224

Attn: James A. Fitzhenry, Senior Vice President

Telephone No.: (503) 372-6318

Facsimile No.: (503) 684-4188

with a copy to:

Ater Wynne

KOIN Building

222 S.W. Columbia, Ste. 1800

Portland, OR 97201

Attention: Gregory Struxness

Facsimile No.: (503)226-0079

(b) if to the Company, to:

Indigo Systems Corporation

50 Castilian Drive

Goleta, California 93117

Attention: Timothy Fitzgibbons, President and Chief Executive Officer

Facsimile No.: (805) 685-2711

with a copy to (not notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Michael J. Danaher, Esq.

Facsimile No.: (650) 493-6811

(c) if to the Shareholders’ Agent, to:

William Parrish

50 Castilian Drive

Goleta, California 93117

Facsimile No.: (805) 685-2711

Section 9.3. Interpretation

When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth above. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4. Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5. Entire Agreement; Nonassignability; Parties in Interest

This Agreement, the Ancillary Agreements and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) except as specifically stated in a particular section of the transaction documents referred to above, are not intended to confer upon any other person any rights or remedies hereunder, (c) except by operation of the Merger, shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.6. Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.7. Sole Remedy; Maximum Aggregate Liability

Other than rights to equitable relief provided under the Confidentiality Agreement to the extent available, any remedy of specific performance or any other equitable remedy to which any party may be entitled under Section 9.10 or otherwise, and except in the case of intentional fraud, Parent’s, Merger Sub’s, and any and all Indemnified Person’s, sole remedy for any and all matters arising out of, related to, or in connection with this Agreement, the other agreements, certificates, and documents delivered pursuant to this Agreement, or the transactions contemplated hereby, shall be limited to (i) the indemnification rights set forth in Article VIII (subject to the limitations contained therein), or (ii) in the case of termination of this Agreement, the effects set forth in Section 7.2.

Section 9.8. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 9.9. Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.10. Specific Performance

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.11. Descriptive Headings

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub, and, with respect to the designed sections of Article 8 only, the Shareholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

FLIR SYSTEMS, INC.

By:

Name: Earl R. Lewis

Title: Chief Executive Officer

FIJI SUB, INC.

By:

Name: Earl R. Lewis

Title: Chief Executive Officer

INDIGO SYSTEMS CORPORATION

By:

Name: Timothy Fitzgibbons

Title: President and Chief Executive Officer

William Parrish,
As Shareholders’ Agent
(solely with respect to Sections 8.4 through 8.10 and Section 9.2)